Exhibit 15.5

April 28, 2022

Grab Holdings Limited

3 Media Close, #01-03/06

Singapore 138498

Dear Sirs or Madam,

Re: Grab Holdings Limited (the “Company”)

We, SSEK Indonesian Legal Consultants, consent to the reference to our firm under the captions of “Item 3.D — Risk Factors — Risks Relating to Our Corporate Structure and Doing Business in Southeast Asia” in the Company’s annual report on Form 20-F for the year ended December 31, 2021 (the “Annual Report”), and further consent to the incorporation by reference of such reference in the Annual Report and this consent into the Registration Statement (Form S-8 No. 333-262658) pertaining to the Company’s Amended and Restated 2021 Equity Incentive Plan and 2021 Equity Stock Purchase Plan. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ SSEK Indonesian Legal Consultants
SSEK Indonesian Legal Consultants

SSEK	14th Floor Mayapada Tower
INDONESIAN	Jl. Jend. Sudirman Kav.28 Jakarta 12920 Indonesia
LEGAL	P.O. Box 8314/JKS Jakarta 12083
CONSULTANTS	Phone 62 21 29532000 / 5212038 Fax 62 21 521 2039 www.ssek.com